FORM OF

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made this [    ] day of [       ] 2015 by and between American Independence Financial Services, LLC (“Adviser”) and Insight Capital Research & Management, Inc. (“Sub-Adviser”); the Adviser and Sub-Adviser each, a “Party” and together, the “Parties”.

WHEREAS, the Rx Funds Trust (the “Trust”), a Delaware statutory trust, is an open-end, management investment company registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”), consisting of multiple portfolio series, each having its own investment objective, policies and restrictions; and

WHEREAS, the Trust has retained the Adviser to provide the Trust with business and asset management services for the Rx Dynamic Growth Fund, a series of the Trust (the “Fund”), subject to the supervision and control of the Trust’s Board of Trustees; and

WHEREAS, the Trust’s agreement with the Adviser permits the Adviser to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, the Adviser has entered or intends to enter in sub-investment advisory agreements with one or more sub-advisors; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment management services to the Fund, and the Sub-Adviser is willing to render such services.

NOW THEREFORE, in consideration of mutual covenants herein contained, with respect to the Fund, the Parties hereto agree as follows:

1.         Appointment.  The Adviser hereby appoints Sub-Adviser to act as the investment sub-adviser of the Fund for the period and on the terms set forth herein as the Adviser, from time to time, may specify.  Sub-Adviser accepts the appointment and agrees to furnish the services set forth herein for the compensation provided herein and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

2.         Services as Sub-Adviser.

(i)  Subject to the general oversight and supervision of the Adviser and the Board of Trustees of the Trust, the Adviser employs Sub-Adviser to (a) manage the investment and reinvestment of the Fund’s assets and, with respect to such assets, to (b) continuously review, supervise, and administer the investment program of the Fund which is created by the Adviser; (c) determine, in Sub-Adviser’s discretion, the securities, instruments, agreements, and contracts to be purchased, sold or held by the Fund; such non-discretionary investment services provided in Sections 2 (a)-(c) are referred to herein as the Fund’s “Model Portfolio” (d) provide the Adviser, other sub-investment advisers as the Adviser may direct, and the Trust with records concerning Sub-Adviser’s activities and Model Portfolio which the Trust is required to maintain, and (e) render regular reports to the Adviser and to the Trust’s officers and Trustees concerning Sub-Adviser’s discharge of the foregoing responsibilities.

(ii)  Sub-Adviser shall discharge the foregoing responsibilities, subject to the Adviser’s oversight and supervision and the control of the officers and the Trustees of the Trust and in compliance with (a) such policies as the Trustees may from time to time establish, (b) the objectives, policies, strategies, and limitations for the Fund as set forth in the Trust’s then-current registration statement as filed with the U.S. Securities and Exchange Commission (“SEC”), as amended from time to time, and (c) applicable laws and regulations.

(iii)  For the avoidance of doubt, Sub-Adviser with respect to the Model Portfolio shall have no duty, obligation or right to (a) oversee the placement of purchase and sale orders on behalf of the Fund; (b) maintain books and records with respect to the Fund’s securities transactions; or (c) give instructions to the Trust’s Custodian(s).

3          Representations, Warranties and Covenants.  Each Party represents, warrants and covenants to the other Party that:

(a)   It is currently registered with SEC as an investment adviser, will at all times keep current such registration and will immediately notify the other Party of any change in status: and

(b)   Entry into this Agreement has been duly authorized and represents a valid and binding agreement.

4.         Compensation of Sub-Adviser.  For the services to be rendered by Sub-Adviser, as provided in Section 2 of this Agreement, the Adviser shall pay Sub-Adviser compensation at the rate specified in Schedule A attached hereto and made a part of this Agreement.  Such compensation shall be accrued daily and payable to the Sub-Adviser monthly in arrears by the tenth day of each month, and shall be calculated by applying the annual percentage rate, as specified in the attached Schedule A, to the average daily assets of the Fund (as determined on each business day at the time the Fund calculates its net asset value per share).  For purposes of calculating Sub-Adviser’s compensation, the value of the Fund’s net assets shall be computed in the manner specified in the Prospectus and the Trust’s governing instruments for the computation of the value of the Fund’s net assets in connection with the determination of the net asset value of the Fund’s shares.

5.         Other Services to the Adviser or the Trust.  At the request of the Trust or the Adviser, Sub-Adviser in its sole discretion may make available to the Trust or the Adviser office facilities, equipment, personnel, and other services.  Such office facilities, equipment, personnel and services shall be provided for or rendered by Sub-Adviser and billed to the Trust or the Adviser at a price to be agreed upon by the Sub-Adviser and the Trust or the Adviser.

6.         Reports. The Adviser (on behalf of the Trust) and the Sub-Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

7.         Status of Sub-Adviser. The services of Sub-Adviser to the Adviser are not to be deemed exclusive, and Sub-Adviser, or any affiliate thereof, shall be free to render similar services to others so long as its services to the Trust are not impaired thereby.  The Sub-Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Adviser or the Fund in any way or otherwise be deemed an agent to the Adviser or the Fund.  If Sub-Adviser provides any advice to its clients concerning investment in the shares of the Fund, Sub-Adviser shall act solely for such clients in that regard and not in any way on behalf of the Adviser or the Fund.

8.         Certain Records and Required Filings.  Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act, which are prepared or maintained by the Sub-Adviser on behalf of the Adviser, are the property of the Adviser or the Trust and will be surrendered promptly to the Adviser or Trust on request.

9.         Standard of Care and Liability of Sub-Adviser.  Sub-Adviser shall exercise its best judgment in rendering the services under this Agreement.  Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or the Fund or its shareholders in connection with the matters to which this Agreement relates, provided however that no provision of this Agreement shall be deemed to protect the Sub-Adviser against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

10.       Confidential Information.

(a)   The Parties understand that proprietary and confidential information may, from time to time, be exchanged.  Proprietary and confidential information may include, but is not limited to, client lists, business and investment strategies, data compilations, financial statements and other information about the Party (except that Adviser and Fund may use such information for the purposes set forth in this Agreement); this information shall be deemed proprietary and confidential if it is clearly designated in writing as such at the time it is exchanged or designated at a later time (“Confidential Information”), provided that disclosure of Confidential Information prior to the designation shall not constitute a breach of this provision.  Each Party agrees not to disclose or disseminate Confidential Information without the written approval of the other Party.  Further, the Parties acknowledge that Confidential Information acquired during the term of this Agreement shall be kept secret and confidential for a period of three (3) years from the date of termination of this Agreement, unless a later date is specified in writing.

(b)   Confidential Information shall exclude any material that is (i) lawfully within the recipient’s possession prior to the date of this Agreement and not subject to duty of confidentiality; (ii) voluntarily disclosed by a third-party so long as this third-party does not breach any obligation of confidentiality with respect to such information; (iii) is generally known or revealed to the public through no act or omission of the recipient; (iv) independently developed by the recipient without use or reference to the proprietary or confidential information of the other Party; (v) is requested by any Federal, State regulatory body, court, association, self-regulatory authority or agency such as the Financial Industry Regulatory Authority; (vii) is required to be disclosed by the recipient pursuant to law, rule or regulation; or (vii) has not been specifically designated as Confidential Information in writing by the Party claiming confidentiality.

11.       Permissible Interests.  To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in Sub-Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Sub-Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and Sub-Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise, provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust’s registration statement as required by law.

12.       Duration and Termination.  This Agreement shall not take effect unless it has been approved (a) by a vote of a majority of the members of the Board, including a majority of those Board members who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval and (b) by vote of a majority of the Fund’s outstanding voting securities.  This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval (as set forth above) and shall continue from year to year thereafter, provided that each such continuance is specifically approved at least annually by (A) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval or (B) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the members of the Board who are neither (i) parties to this Agreement nor (ii) interested persons of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  The foregoing requirement, that continuance of this Agreement be “specifically approved at least annually,” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

This Agreement may be terminated at any time without the payment of any penalty, by Adviser, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding securities of the Fund on not less than 30 days’ nor more than 60 days’ written notice to Sub-Adviser, or by the Sub-Adviser at any time without the payment of any penalty, on 60 days written notice to the Adviser (which will be responsible for notifying the Trust of such termination).

13.       Notice.  Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary business address of such party as reflected on its current Form ADV as filed with the SEC, unless such party has previously designated another address.

14.       Use of Name.  Sub-Adviser hereby consents to the use of its name and the names of its affiliates in the Fund’s disclosure documents, shareholder communications, advertising, sales literature and similar communications.  Sub-Adviser shall be permitted to use the names of the Adviser, the Trust or the Fund in its marketing materials provided it first receives approval of the Adviser and/or the Trust as applicable.

It is understood that the name of each Party to this Agreement, and any derivatives thereof or logos associated with that name is the valuable property of the Party in question and its affiliates, and that the other Party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, each Party shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

It is understood that the name of the Trust and the Fund and any derivatives thereof or logos associated with that name is the valuable property of the Trust and the Fund, and that the Sub-Adviser has the right to use such names pursuant to the relationship created between the Adviser and Sub-Adviser by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the Sub-Adviser shall forthwith cease to use the names of the Trust or Fund (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

15.       Amendments.  This Agreement may be amended in writing signed by the parties to the Agreement in a manner that is in accordance with applicable laws, rules and regulations and any exemptive relief obtained from the SEC.

16.       Definition of Terms.  As used in this Agreement, the terms “assignment,” “interested persons,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC under the 1940 Act. .

17.       Severability. If any provision of this Agreement or the application thereof to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than these as to which it so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

18.       Miscellaneous

A.             This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

B.             Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

C.             This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

D.             This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of the State of New York.

E.         A copy of the Trust’s Trust Instrument is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Insight Capital Research & Management, Inc.	American Independence Financial Services, LLC

By: President	By:
Name:	Name:
Title:	Title:

Schedule A

To Investment Sub-Advisory Agreement

Between

American Independence Financial Services, LLC

And

Insight Capital Research & Management, Inc.

for the

Rx Dynamic Growth Fund

Pursuant to Section 4 of this Agreement, the Adviser will pay to the Sub-Adviser an asset-based fee (“Investment Sub-Adviser Fee”) calculated daily equal to an annualized rate of the Fund’s average net assets times the respective Model Portfolio Ratio as follows:

Fund Average Net Assets (“ANA”)	Rate
Up to $10 million	0%
Greater than $10 million, less than $100 million	0.45% on ANA less $10 million, times the Model Portfolio Ratio
$100 million and greater	0.45% on ANA times the Model Portfolio Ratio

The Investment Sub-Adviser Fee will be paid within 10 days of the end of the month to which the fee relates and will be pro-rated for any period that is less than a full calendar month.

The following are defined terms:

Model Portfolio: The total market value of the Fund’s portfolio as placed with the Sub-Adviser by the Adviser.

Model Portfolio Ratio: The average daily value of the Model Portfolio divided by the average daily value of the Fund’s overall portfolio.

DATED: [ ], 2015